Exhibit 10.2f

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FOURTH AMENDMENT TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

(ESPRIT UPGRADE)

This FOURTH AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this "Fourth Amendment") is dated effective as of July 28, 2023 (the "Effective Date”) and is entered into by and between GK FINANCING, LLC, a California limited liability company ("GKF"), and METHODIST HEALTHCARE SYSTEM OF SAN ANTONIO, LTD., L.L.P. (formerly known as Methodist Healthcare System of San Antonio, Ltd.), d/b/a Southwest Texas Methodist Hospital, a Texas limited liability partnership (''Hospital”).

Recitals:

A.         On October 29, 1996, GKF and Hospital entered into a certain Lease Agreement For A Gamma Knife Unit, which was amended pursuant to a certain Addendum dated October 31, 1996, Addendum Two dated October 16, 1997, an Amendment To Lease Agreement For A Gamma Knife Unit dated effective December 13, 2003 (the “First Amendment"), Second Amendment to Lease Agreement for a Gamma Knife Unit (Perfexion upgrade) dated effective December 23, 2009 (the “Second Amendment”) and Third Amendment to Lease Agreement for a Gamma Knife Unit (Perfexion Upgrade) dated June 1, 2022 (the “Third Amendment”, which together with the First Amendment and the Second Amendment, are collectively referred to herein as the “Lease”).

B.         Hospital and GKF desire to further amend the Lease to provide for the replacement and upgrade of the existing Leksell Gamma Knife Perfexion unit (the “Perfexion”) that is currently being leased by GKF to Hospital pursuant to the Lease, with a Leksell Gamma Knife – Elekta Esprit unit (such Esprit unit leased hereunder is referred to herein as the “Esprit” or the “Equipment”), which will be installed at the existing Site at which the Perfexion is currently installed, and contemporaneously with the de-installation of the Perfexion (the “Esprit Upgrade”).

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.    Confirmation of Hospital Legal Entity. The parties acknowledge that the Lease incorrectly identifies Hospital as a Texas corporation. To correct this error, Hospital represents and warrants to GKF that (i) Hospital’s former legal name was “Methodist Healthcare System of San Antonio, Ltd.” which was then organized as a Texas limited partnership, (ii) Hospital’s current legal name is “Methodist Healthcare System of San Antonio, Ltd., L.L.P.” and is currently organized as a Texas limited liability partnership; and (iii) all references to Hospital in the Lease and in this Fourth Amendment are to one and the same entity.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.    Upgrade of the Perfexion to the Esprit. In accordance with Section 14 of the Lease and subject to the terms and conditions set forth herein, GKF shall acquire and hold title to the Esprit, and install the Esprit with new cobalt-60 sources at the Site.

3.1    New LGK Agreement. Concurrently with the execution of this Fourth Amendment, Hospital shall enter into a new LGK Agreement with Elekta, Inc., a Georgia corporation (“Elekta”), which shall supersede and replace the previous LGK Agreement attached as Exhibit A to the Lease (such new LGK Agreement shall hereinafter be referred to as the "LGK Agreement," and shall be deemed attached as Exhibit A to the Lease). Hospital shall operate and maintain a fully functional radiation therapy department at the Site which shall include the Esprit. Use of the Esprit shall be made available to all neurosurgeons and radiation oncologists with Hospital privileges.

3.2    User License. Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to install and operate the Esprit and to take possession of and maintain the Cobalt supply required in connection with the use of the Esprit during the term of the Lease. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term. Upon request, Hospital shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

3.3    Delivery of Equipment; Site. GKF shall coordinate with Elekta and Hospital to have the Perfexion de-installed and the Esprit delivered to Hospital at 7700 Floyd Curl Drive, San Antonio, TX 78229 (the “Site”) on a delivery date agreed upon in writing by GKF, Hospital and Elekta. The location of the Site shall be the current Perfexion suite. Subject to availability of the Esprit from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site, the estimated delivery date is on or around September/October 2023 (provided that this Fourth Amendment is executed by the parties on or before January 25, 2023). GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof. The parties acknowledge that Hospital may not be able to perform Procedures for approximately one (1) month during the Esprit Upgrade and the deinstallation of the Perfexion.

3.4    Site Preparation and Installation of Equipment.

(a)    GKF, in coordination with Elekta, and at its cost and expense, shall prepare all plans, specifications and site planning criteria (collectively the “Site Planning Criteria”) required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. GKF, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

(b)    GKF, at its cost and expense, shall de-install the Perfexion and prepare, construct and improve the Site as necessary for the installation, use and operation of the Esprit during the Term (as extended herein), including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)    In addition to construction and improvement of the Site, GKF, at its cost and expense, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

(d)    During the Term (as extended herein), Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear expected.

(e)    Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Esprit.

3.5    Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with the Esprit installation, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Esprit. Hospital shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Esprit Upgrade. Notwithstanding anything to the contrary set forth herein, the Esprit Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, and consents and authorizations, (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense. The actual purchase of the Esprit from third parties shall be the responsibility of GKF.

3.6    Training. GKF, at its cost and expense, shall cover the Esprit training tuition costs for those Hospital-credentialed physicians and physicists who will be using the Esprit. Any travel and entertainment associated with training shall not be the responsibility of GKF.

3.7    Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests, Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Esprit meets the manufacturer’s specifications and documentation. If Hospital fails to respond within such five (5) business day period, Hospital may request a five (5) business day extension to validate and confirm the results of the Acceptance Tests. At the expiration of the five (5) business day period, plus any extension, if applicable, the Hospital’s failure to respond shall constitute Hospital’s validation and confirmation of the Acceptance Tests.

4.    De-Installation of the Perfexion; No Ownership Interests. Promptly following the Esprit Upgrade, GKF shall de-install, remove and retain all ownership rights and title to the existing Perfexion. Notwithstanding anything to the contrary set forth in the Lease or herein, Hospital shall have no ownership interest (or option to purchase any ownership interest) in the Perfexion and/or the Esprit, and Hospital hereby waives any ownership interest (or option to purchase any ownership interest) in the Perfexion and/or the Esprit.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.    Extension of Lease Term. In consideration of GKF’s agreement to perform the Esprit Upgrade, the Gamma Knife Service Term (or “Term”) is hereby extended to the date that is ten (10) years following the First Esprit Procedure Date.

6.    Compensation.

6.1    Commencing from the first procedure performed using the Esprit at the Site (the “First Esprit Procedure Date”) and continuing through the duration of the Term (as extended hereby), Hospital shall pay to GKF on a monthly basis, the applicable payments for each and every “Procedure” (as defined below) as set forth in Exhibit “A” attached hereto (“Per Procedure Payments”). For the avoidance of doubt, Per Procedure Payments shall be due and owing to GKF for each and every Procedure that is performed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, and/or “under arrangement,” and irrespective of (i) whether the Procedure is performed on the Esprit or using any other equipment or devices, or (ii) the actual amounts billed or collected, if any, pertaining to such Procedures. The parties acknowledge that the Per Procedure Payments represent fair market value for the use of the Esprit as described herein. As used herein, "Procedure" means any treatment that involves stereotactic, external, single fraction and/or multiple fractions (up to and including 5 fractions), conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

6.2    The procedures relating to payment to GKF of the Per Procedure Payments for Procedures performed from and after the First Esprit Procedure Date shall be in accordance with the same procedures set forth in Sections 3.b, 3.c and 3.d of the Third Amendment except that all references to the Perfexion in connection with such procedures shall be deemed to refer to the Esprit; provided that, notwithstanding anything to the contrary set forth in this Fourth Amendment, the compensation payable to GKF pertaining to Procedures performed prior to the First Esprit Procedure Date shall continue to be calculated and paid by Hospital in accordance with the Third Amendment.

6.3    The parties acknowledge that the compensation payable to GKF for the Esprit as set forth in this Fourth Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Esprit, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Esprit, and the provision to GKF of a reasonable rate of return on its investment in support of the Esprit. Based thereon, the parties believe that the Per Procedure Payments represent fair market value for the use of the Esprit, the de-installation and removal of the Perfexion, the Esprit Upgrade, marketing support, maintenance and service, personal property taxes, cost of insurance coverage for the Esprit, and the other additional services and costs to be provided or paid for by GKF pursuant to this Fourth Amendment, and taking into account the Hospital’s payment pursuant to Section 2.f above. Hospital undertakes no obligation to perform any minimum number of procedures on the Esprit, and the use of the Esprit for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.    Marketing Support. Section 8(e) of the Lease is hereby deleted in its entirety and replaced with the following:

“GKF shall coordinate its Gamma Knife marketing plan with Hospital, which marketing plan shall be subject to the approval of Hospital. Hospital shall participate in meetings with GKF to jointly develop a marketing plan annually. The Hospital, with the support of GKF, shall implement the Gamma Knife marketing plan based on the approved budget and timeline. Hospital’s and any Hospital subsidiary’s or related corporation’s name, trademarks, service marks, or other identifying names, marks, images or designations shall be and remain the sole and exclusive property of Hospital, but which may be used in any approved marketing materials without payment of any license or royalty fee. During the first twelve (12) months following the deinstallation of the Perfexion, GKF shall be solely responsible for up to [*****] of out-of-pocket marketing expenses paid to unrelated third parties that are included in the marketing plan budget. Any marketing efforts conducted independently by Hospital shall be at Hospital's expense, and subject to coordination with GKF. Hospital shall use its best efforts to market the Gamma Knife and to educate the public and the medical community as to the benefits of the Gamma Knife. It is acknowledged by the parties that such expenses to be reimbursed by GKF as provided above have been included in GKF’s calculation of Hospital’s Per Procedure Payments so as to allow GKF to recover such GKF expenses during the Term of this Agreement; provided that the foregoing shall not be deemed to limit or otherwise affect Hospital’s obligation to pay the Per Procedure Payments as set forth herein.”

8.    Alterations and Upgrades to Equipment.

8.1     Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.

9.    Option to Reload.

9.1    The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon in writing by GKF and Hospital. If GKF and Hospital agree to reload the Cobalt-60 source (i.e., on or around the 72nd month of the Term), then, notwithstanding any provisions to the contrary herein, (i) the Term shall be automatically extended for an additional two (2) years, plus the period of time that the Equipment is unavailable to perform procedures due to the reload, and (ii) commencing from the first day of the sixth (6th) anniversary the First Esprit Procedure Date (i.e., the first day of the seventy-third (73rd) month after the First Esprit Procedure Date, the “Sixth Anniversary Date”) through the remainder of the Term as extended (the “Revised Per Procedure Payment Period”), the Per Procedure Payments shall be increased to [*****] per Procedure; provided that, if during the twelve (12) month period immediately preceding the Sixth Anniversary Date or each anniversary date thereafter, the number of Procedures performed on the Esprit or using any other equipment or devices equals or exceeds [*****] Procedures (the “Threshold”), then, the Per Procedure Payments shall not be increased to [*****] per Procedure, but instead, shall remain at [*****] per Procedure for the immediately succeeding twelve (12) month period only. In furtherance of the foregoing, (a) the number of annual Procedures performed on the Esprit or using any other equipment or devices shall be reset to zero (0) at the commencement of each anniversary of the Sixth Anniversary Date; (b) any patient treatment provided on a fractionated basis shall count as one (1) Procedure; (c) charity cases shall not be counted towards annual Procedures performed; and (d) during the Revised Per Procedure Payment Period, there shall be no retroactive adjustment of the Per Procedure Payments irrespective of whether the number of Procedures performed reaches the Threshold.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2    For example, assuming:

(a)    [*****] Procedures were performed during the 12 months immediately prior to the Sixth Anniversary Date, then, the Per Procedure Payments during the 12 months immediately following the Sixth Anniversary Date would be [*****] per Procedure;

(b)    [*****] Procedures were performed during the 12 months immediately prior to the seventh (7th) anniversary the First Esprit Procedure Date (the “Seventh Anniversary Date”), then, the Per Procedure Payments during the 12 months immediately following the Seventh Anniversary Date would be [*****] per Procedure; and

(c)    [*****] Procedures were performed during the 12 months immediately prior to the eighth (8th) anniversary the First Esprit Procedure Date (the “Eighth Anniversary Date”), then, the Per Procedure Payments during the 12 months immediately following the Eighth Anniversary Date would be [*****] per Procedure.

(d)    The foregoing methodology would be applied to the entirety of the Revised Per Procedure Payment Period. There are no minimum volume requirements.

10.    Options to Extend Lease. Section 17 of the Lease is hereby deleted in its entirety and replaced with the following:

“17.         Options.

“(a)         At the end of the Gamma Knife Service Term, Hospital shall have the option to either:

“(i)         Extend the term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Hospital; or

“(ii)          Terminate this Agreement as of the expiration of the Gamma Knife Service Term. Upon the expiration of the Gamma Knife Service Term and within a reasonable time thereafter, GKF, at its cost and expense, may enter upon the Site under Hospital supervision and remove the Equipment.

“(b)         Hospital shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least one (1) year prior to the expiration of the Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the two (2) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least one (1) year prior to the expiration of the Term, the option shall lapse and this Agreement shall expire as of the end of the Term. Further, if Hospital exercises the option specified in Section 17(a)(i) above and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the Term.”

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.    Termination for Economic Justification. Notwithstanding anything to the contrary contained in the Lease or herein, if, at any time after the initial twelve (12) months following the First Esprit Procedure Date, based upon the utilization of the Esprit and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue the Agreement and the utilization of the Esprit at the Hospital, then and in that event, but without waiving any or all of GKF’s rights or remedies under the Agreement, GKF shall have the option to terminate the Agreement by giving a written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice. Without limiting the generality of the foregoing, for purposes of this Section, “reasonable economic justification to continue the Agreement” shall not be deemed to exist (and GKF shall have the option to terminate the Agreement) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate Per Procedure Payments actually received by GKF during such period, minus (b) the sum of the aggregate (i) debt service on the Esprit, (ii) maintenance expenses, and (iii) Esprit-related personal property taxes and insurance during such period.

12.    Supplier and Owner of Esprit. The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease and this Fourth Amendment is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code and Section 2A.103(a)(7) of the Business and Commerce Code (Vernon's Texas Statutes and Codes), that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code and Section 2A.103(a)(7) of the Business and Commerce Code (Vernon's Texas Statutes and Codes). In furtherance of the foregoing, Hospital acknowledges that, before signing this Fourth Amendment, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Esprit to GKF, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and Section 2A.103(a)(7) of the Business and Commerce Code (Vernon's Texas Statutes and Codes)) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Esprit or the right to possession and use of the Esprit, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital also acknowledges that Hospital has selected Elekta to supply the Esprit and has directed GKF to acquire the Esprit or the right to possession and use of the Esprit from Elekta.

13.    Miscellaneous. This Fourth Amendment (a) shall be governed by and construed under the laws of the State of Texas, without reference to its principles of conflicts of law; and (b) may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Fourth Amendment. This Fourth Amendment together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.    Full Force and Effect. Except as amended by this Fourth Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Fourth Amendment, represent the entire agreement of the parties with respect to the Esprit and its use by Hospital. Unless the context requires otherwise, with respect to the Esprit, all references in the Lease to (i) the “Agreement” shall be deemed to refer to the Lease, as amended by this Fourth Amendment; (ii) the “Equipment” shall be deemed to mean the Esprit; (iii) “Installation” shall be deemed to refer to the Esprit Upgrade; (iv) the “Agreement” shall be deemed to refer to the Lease as amended by this Fourth Amendment; (v) the “Site” shall be deemed to refer to the Site; and (vi) the “Gamma Knife Service Term” or “Term” shall be deemed to refer to the Term, as extended pursuant to this Fourth Amendment. To the extent any of the terms of the Lease conflict with the terms of this Fourth Amendment, the terms and provisions of this Fourth Amendment shall prevail and control. Where not different or in conflict with the terms and provisions of this Fourth Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this Fourth Amendment as is if set forth herein and shall apply with equal force and effect to the Esprit. Nothing set forth in this Fourth Amendment shall relieve either party from any or all of its obligations under the Lease with respect to the Perfexion, including, without limitation, the obligation to pay per procedure payments and the service, insurance and property tax expenses associated with the Perfexion.

[Signatures continued on next page]

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as of the day first written above.

GKF: GK FINANCING, LLC By: /s/ Craig K. Tagawa Name: Craig K. Tagawa Title: CEO Dated: 7/28/2023	Hospital: METHODIST HEALTHCARE SYSTEM OF SAN ANTONIO, LTD., L.L.P. d/b/a Southwest Texas Methodist Hospital By: /s/ John Armour Name: John Armour Title: CFO Dated: 7/26/ 2023

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit “A”

PER PROCEDURE PAYMENTS

The Per Procedure Payment shall be [*****] [*****]) per Procedure, commencing from the First Esprit Procedure Date and continuing through the duration of the Term (as extended hereby).